Exhibit 99.1

Investor Presentation July 2023

Di s claimer General This presentation does not constitute an offer or invitation for the sale or purchase of securities and has been prepared solely for informational purposes. The information contained in this presentation (this “Presentation”) has been prepared for the exclusive use of the selected persons to whom it is addressed (“Recipients”), solely for the purpose of their own independent evaluation with respect to an investment (the “Proposed Investment”) in connection with the proposed business combination (the “Proposed Transaction”) between Innovative International Acquisition Corp. (“Innovative”) and Zoomcar, Inc. (together with its subsidiaries, “Zoomcar”), and for no other purpose. This Presentation is subject to updating, completion, revision, verification and further amendment. None of Innovative, Zoomcar, or their respective affiliates has authorized anyone to provide interested parties with additional or different information. No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation and it is an offense to claim otherwise. The information contained herein does not purport to be all - inclusive. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice. Neither this Presentation nor its delivery to Recipient shall constitute an offer to sell, invitation or other solicitation of an offer to buy any securities pursuant to the Proposed Investment or otherwise, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Only the express provisions of any agreement, if and when it is executed, shall have any legal effect in connection with the Proposed Transaction between the parties thereto. This Presentation is not intended to form the basis of any investment decision. All information herein speaks only as of (1) the date of this Presentation, in the case of information about Zoomcar, or (2) the date of such information, in the case of information from persons other than Zoomcar. This Presentation has been prepared in accordance with Section 105(c) of the of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and Section 5(d) of the Securities Act. Zoomcar is an "emerging growth company" within the meaning of the JOBS Act. As a result, Zoomcar will be subject to reduced public company reporting requirements. Confidentiality This information is being distributed to Recipients on a confidential basis. By receiving this information, Recipients agree to maintain the confidentiality of the information contained herein and that no portion of this Presentation may either be reproduced in whole or in part and that neither this Presentation nor any of its contents may be given or disclosed to any third party without the express written permission of Innovative and Zoomcar and that the information contained herein is subject to the terms of any confidentiality agreement entered into with Innovative and Zoomcar. Any reproduction or distribution of this Presentation, in whole or in part, or the disclosure of its contents, without the prior written consent of Innovative and Zoomcar is prohibited. By accepting this Presentation, each Recipient agrees: (i) to maintain the confidentiality of all information that is contained in this Presentation and not already in the public domain, and (ii) to use this Presentation for the sole purpose of independent evaluation of the Proposed Investment. Forward - Looking Information This Presentation contains forward - looking statements. Any statements other than statements of historical fact contained in this Presentation, including statements as to future results of operations and financial position, planned products and services, business strategy and plans, objectives of management for future operations of Zoomcar, market size and growth opportunities, competitive position and technological and market trends, are forward - looking statements. Such forward - looking statements include, but not limited to, expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding Zoomcar and the Proposed Transaction and the future held by the respective management teams of Innovative or Zoomcar, the anticipated benefits and the anticipated timing of the Proposed Transaction, future financial condition and performance of Zoomcar and expected financial impacts of the Proposed Transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the Proposed Transaction, the related financing transaction, the level of redemptions of Innovative’s public shareholders and the products and markets and expected future performance and market opportunities of Zoomcar. These forward - looking statements may be identified by the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “future,” “intend,” “may,” “might,” “strategy,” “opportunity,” “plan,” “project,” “possible,” “potential,” “project,” “predict,” “scales,” “representative of,” “valuation,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward - looking. Forward - looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward - looking statements in this Presentation, including but not limited to: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Innovative's securities, (ii) the risk that the Proposed Transaction may not be completed by Innovative's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Innovative, (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the approval of the definitive agreement by the shareholders of Innovative and the receipt of certain governmental and regulatory approvals, , (iv) the inability to complete any financing agreements with one or more investors, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, (vi) the effect of the announcement or pendency of the Proposed Transaction on Zoomcar's business relationships, operating results, and business generally, (vii) risks that the Proposed Transaction disrupts current plans and operations of Zoomcar, (viii) the outcome of any legal proceedings that may be instituted against Zoomcar or against Innovative related to the definitive agreement or the Proposed Transaction, (ix) the ability to maintain the listing of Innovative' securities on a national securities exchange, (x) changes in the competitive and regulated industries in which Zoomcar operates, variations in operating performance across competitors, changes in laws and regulations affecting Zoomcar's business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, identify and realize additional opportunities, and other expectations after the completion of the Proposed Transaction, and (xii) the potential inability of Zoomcar to achieve its commercialization and development plans, (xiii) the enforceability of Zoomcar’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others, (xiv) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Zoomcar operates, and (xv) costs related to the Proposed Transaction and the failure to realize anticipated benefits of the Proposed Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. Recipients should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the registration statement on Form S - 4 to be filed by Innovative in connection with the Proposed Transaction and other documents filed or to be filed by Innovative from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements. Forward - looking statements speak only as of the date they are made. Recipients are cautioned not to put undue reliance on forward - looking statements, and Zoomcar and Innovative assume no obligation and do not intend to update or revise these forward - looking statements, whether as a result of new information, future events, or otherwise. Neither Zoomcar nor Innovative gives any assurance that either Zoomcar or Innovative, or the combined company, will achieve its expectations. Financial Information; Use of Projections The financial and operating forecasts and projections contained herein represent certain estimates of Zoomcar as of the date thereof and include projected financial numbers, including revenues, valuation and other metrics derived therefrom. Zoomcar’s independent public accountants and auditors have not examined, reviewed or compiled the forecasts or projections and, accordingly, does not express an opinion or other form of assurance with respect thereto. Furthermore none of Zoomcar or its management team can give any assurance that the forecasts or projections contained herein accurately represents Zoomcar’s future operations or financial condition. Such information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Zoomcar or that actual results will not differ materially from those presented in these materials. Some of the assumptions upon which the projections are based inevitably will not materialize and unanticipated events may occur that could affect results. Therefore, actual results achieved during the periods covered by the projections may vary materially from the projected results. Inclusion of the prospective financial information in these materials should not be regarded as a representation by any person that the results contained in the prospective financial information are indicative of future results or that any results will be achieved. Z oom c ar 1

Di s claimer Use of Non - GAAP Financial Matters This Presentation and the accompanying oral presentation include certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) with respect to Zoomcar’s expected future performance and other metrics derived therefrom. These non - GAAP financial measures may exclude items that are significant in understanding and assessing Zoomcar’s financial results. These non - GAAP measures are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP as a measure of our liquidity, profitability or performance. Not all of the information necessary for a quantitative reconciliation of these non - GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time. Innovative and Zoomcar believe that these forward - looking non - GAAP measures of financial results provide useful supplemental information about Zoomcar. Zoomcar’s management uses these forward - looking non - GAAP measures to evaluate Zoomcar’s projected financial and operating performance. However, there are a number of limitations related to the use of these non - GAAP measures and their nearest GAAP equivalents. For example other companies may calculate non - GAAP measures differently or may use other measures to calculate their financial performance, and therefore Zoomcar’s non - GAAP measures may not be directly comparable to similarly titled measures of other companies. The presentation of such non - GAAP measures, which may include adjustments to exclude unusual or non - recurring items, should not be construed as an inference that Zoomcar’s future results and cash flows will be unaffected by other unusual or nonrecurring items. Industry and Market Data This Presentation has been prepared by Zoomcar and includes market data and other statistical information from third - party sources. Although Zoomcar believes these third - party sources are reliable as of their respective dates, none of Innovative, Zoomcar, or any of their respective affiliates has independently verified the accuracy or completeness of this information. Some data are also based on Zoomcar’s good faith estimates, which are derived from both internal sources and the third - party sources described above. None of Innovative, Zoomcar, their respective affiliates, nor their respective advisors, directors, officers, employees, members, partners, shareholders or agents make any representation or warranty with respect to the accuracy of such information. None of Innovative, Zoomcar or their respective affiliates, advisors, directors, officers, employees, members, partners, shareholders or agents or the providers of any such third party information or any other person are responsible for any errors or omissions therein (negligent or otherwise), regardless of the cause, or the results obtained from the use of such content. Each of Innovative, Zoomcar and their respective affiliates, advisors, directors, officers, employees, members, partners, shareholders and agents expressly disclaims any responsibility or liability for any damages or losses in connection with the use of such information herein. Important Information Neither the delivery of this Presentation nor the purchase of any of the securities, assets, businesses or undertakings of Zoomcar after the date hereof shall, under any circumstances, be construed to indicate or imply that there has been no change in the affairs of Zoomcar since the date hereof. This Presentation does not purport to be all - inclusive or to contain all the information that a Recipient may desire in deciding whether or not to proceed with the Proposed Investment and is not intended to form the basis of any investment decision. No representation or warranty, express or implied, is or will be given by Innovative, Zoomcar or their respective affiliates, representatives, advisors, directors or employees and no responsibility or liability or duty of care is or will be accepted by Innovative, Zoomcar or their respective affiliates, representatives, advisers, directors or employees as to the accuracy, completeness, reliability or reasonableness of the information or opinions contained in this Presentation or supplied herewith or any other written or oral information made available to any interested party or its advisers in connection with the Proposed Investment or otherwise in connection with this Presentation. To the fullest extent possible, by receiving this Presentation the Recipient acknowledges and agrees it is not relying on any information set forth in this Presentation and releases each of Innovative, Zoomcar and each of their respective affiliates, representatives, advisers, directors and employees in all circumstances from any liability with respect to the Recipient’s participation, or proposed participation, in the Proposed Investment. In addition, no responsibility or liability or duty of care is or will be accepted by Innovative, Zoomcar or their respective affiliates, representatives, advisers, directors or employees for updating or revising this Presentation or providing any additional information to any Recipient and any such liability is expressly disclaimed. Accordingly, none of Innovative, Zoomcar or their affiliates, advisers, directors or employees shall be liable for any direct, indirect or consequential loss or damage suffered by any person as a result of relying on any statement in or omission from this Presentation or in any other information or communications in connection with the Proposed Investment. In particular, no representation or warranty of Innovative, Zoomcar or their respective affiliates is given as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Recipients should make their own investigation of the Proposed Investment, Innovative, Zoomcar and any related entity and all information provided. Innovative and Zoomcar each reserve the right, without reasons or advance notice, to change or terminate the procedure relating to the Proposed Investment, the Proposed Transaction or any other transaction involving Innovative or Zoomcar or to terminate negotiations at any time prior to the signing of any binding agreement in relation thereto. Trademarks and Intellectual Property All trademarks, service marks, and trade names of Zoomcar or its affiliates as used herein are trademarks, service marks, or registered trade names of Zoomcar or its affiliates. Any other product, company names, or logos mentioned herein are the trademarks and/or intellectual property of their respective owners, and their use is solely for convenience and is not intended to, and does not imply, a relationship with Zoomcar or Innovative, or an endorsement or sponsorship by or of Zoomcar, Innovative or any other party. The trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Zoomcar or Innovative will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. Participants in the Solicitation Zoomcar, Innovative and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Innovative in connection with the Proposed Transaction. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Additional Information In connection with the Proposed Transaction, on February 7, 2023, Innovative filed with the SEC a registration statement on Form S - 4 and a related joint proxy statement/ consent solicitation statement/prospectus with the SEC, which may be amended or supplemented from time to time. The materials filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Proposed Transaction because they will contain important information about the Proposed Transaction and the parties to the Proposed Transaction. Z oom c ar 2

Innovative International Acquisition Corp. Overview

The Team



Dr. Mohan Ananda
Chairman & CEO



Madan Menon
COO & Director



Elaine Price
CFO



Fernando Garibay
Director



Nisheet Gupta
Director

Prior Experience

ENVESTNET
ANIXTER
FedEx
EY
Frientap
fiserv.
SONY MUSIC
GE Capital
UNIVERSAL
P&G
VIRTU TECHNOLOGIES
stamps.com
WARNER MUSIC GROUP

Experience and Expertise

Experience covering:	Treasury | M&A | Digital Transformation | Information Technology | Integration
220+ cumulative years in:	STEM | Medical Technologies | Consumer Goods | Entertainment | Fintech
Talent to transform:	Growth | Finance | Corporate Strategy | IT & InfoSec | Customer Experience | Operational Excellence
Skills to provide:	Existing management team with seasoned executive experience

Zoomcar 3

Today’s Presenters Greg Moran Co - founder and CEO Geiv Dubash Chief Financial Officer Madan Menon COO, IOAC Dr. Mohan Ananda Chairman & CEO, IOAC Z oom c ar 4

Zoomcar aims to fundamentally transform the urban landscape in India and other emerging markets through the introduction of affordable, shared personal mobility solutions that address pressing problems of congestion, affordability, and air quality at scale Z oom c ar 5

Zoomcar by the Numbers 50+ Cities (1) ~7.3M Bookings (2) 3.4M+ Users (3) 26K+ Cars on Global Marketplace (4) Footnotes All data current as of June 30, 2023. (1) Currently active markets (2) Includes cumulative completed bookings on Zoomcar platform since inception (includes all vehicle types including two wheelers) (3) Represents unique users with >=1 search in last 12 months, ended June 30, 2023 (4) Onboarded Host vehicles as of June 30, 2023 3 Countries (1) Z oom c ar 6

Investment Highlights A Leading Car Sharing Marketplace with asset - light model Rapid Adoption with presence in 3 countries and 50+ cities Early - Mover Advantage for car sharing in emerging markets Proprietary Technology driving sustainable competitive advantage Strong User Engagement and growth upside in new and existing markets Robust Demand Recovery from COVID - 19 pandemic Experienced Leadership team with distinguished investors Z oom c ar 7

Shared Mobility is Ideal Fit for Emerging Markets Primary Drivers Low vehicle ownership (<10%) creates huge untapped demand in the rising middle class Affordability and convenience constraints drive low car ownership levels across markets High upfront car price relative to income (disproportionately high taxes/import duties) Underdeveloped leasing/financing markets limit options to acquire new/used cars Secondary Drivers Poor physical infrastructure and high congestion lead to intermittent driving Young populations and rapidly growing cities makes our ecosystem stronger and helps to strengthen continuous adoption High urban density creates strong marketplace network Limited regulatory burdens for new mobility apps in our emerging markets Strong non - car mobility options Z oom c ar 8

Current Estimated Populations Across Region (in Million) (2) Latin America - 660M; Central Asia - 75M; SE Asia - 675M; Sub - Saharan Africa - 1,100M; MENA - 600M; India - 1,400M Present Markets Served 660M 1 , 100M 1 , 400M 600M 7 5 M 6 7 5 M Zoomcar’s Car Sharing Marketplace Positioned to Cut Across Emerging Markets Zoomcar’s Planned Expansion Target markets of SE Asia, MENA, Sub - Saharan Africa, Latin America, and Central Asia Bi g T ec h ' s La r gest Mar k e t s (1) - US, Brazil, India and the UK - US, Russia, Brazil and Japan - US, India, Mexico and Indonesia - US, Brazil, Russia and Italy - US, Brazil, Mexico and UK - US, France and Brazil - Brazil, Turkey, Italy and US Near Future (3) Mid Future (3) Expected Footnotes (1) Based on public filings and company websites (2) Population estimates based on UN population data (3) Based on management expectations Z oom c ar 9

Massive Tailwinds Driving Increased Platform Adoption Increase in millennial population Improved 4G/5G connectivity Growth in domestic tourism Z oom c ar 10

3 Vast Addressable Market on Account of Low Personal Vehicle Ownership and High Supply of Underused Vehicles 1,800M (1) 1,170M (1)(2) 515M (1)(2) Total 2025E urban population in target 25 countries Expected urban population in top 65th income percentile Expected urban population in 18 - 49 age bracket Expected urban population w/driver’s license 310M (1)(2) 205M - 50% # cars in top 25 emerging markets by 2025 (1) 103M # cars < 5yrs old and <70k KM run (1)(2) 62M In urban centers (TAM) - 60% Expected $90 Billion Annual Target Addressable Market Opportunity by 2025 Addressable Population Addressable Vehicles Est. 2025 TAM Key Assumptions A Total Addressable Market of $90 Billion in 2025 Assumes... 6 book i ng s pe r use r pe r year x $50 assumed aver age booking siz e ( 3 = ) $300 annua l spen d pe r user $300 x 300 million urban drivers with license = $90Bn annual TAM Est. 2025 SAM Key Assumptions Serviceable addressable market of approximately $20 billion by 2025 Assumes... A penetration rate of less than 25% of the TAM Footnotes (1) Estimates based on UN Population data and Fitch research; assumed to grow at 5% CAGR YoY by 2025 as per Zoomcar estimates (2) Based on management estimates (3) Current average transaction value = Approximately $79, as of Q2 - 2023 Z oom c ar 11

Varied Use-Cases Drive Widespread Adoption

Use Case Based SAM Sizing ($20Bn)*

($ in billions)

*Global annual SAM opportunity



$4
India
$1.6
RoW
$2.4
RoW
$4.2
$7
India
$2.8
RoW
$2.4
India
$1.6
$4
India
$1.6
RoW
$2.4
$4
Out of City Travel
Airport Related Travel
Intra-City Leisure Travel
Work Related Travel

Break up approximates historical Zoomcar use case data

*See assumptions described in the prior slide

Anticipated Trend

- India accounts for ~40% of the global market opportunity(1)
- Improving infrastructure creates significant opportunity for longer road bookings
- Emerging market air travel growing at >2x developed markets
- Large families and existing social norms help drive substantial intra-city leisure travel
- Work related travel includes personal work and official company travel across city

Footnote

(1) Based on estimated UN population data and vehicle market size

Zoomcar 12

Car Sharing Marketplace Provides Efficient Business Model for Significant Global Scale

Revenue share model that balances economics for
Hosts and Zoomcar respectively

Zoomcar Marketplace

- Hosts list cars on marketplace when idle
- Hosts choose dates to share car and receive bookings
- Zoomcar matches bookings with listed cars and shares earnings with the Host

~60%/40% Revenue Share (Host/Zoomcar)[1]

Weekday & Weekend (hourly/daily rentals)[2]



Host/Vehicle Owner

↓

Zoomcar Sharing Platform

↓



Guest/Renter

- P2P focused car sharing marketplace
- 100% P2P marketplace across all geographies

Footnotes
(1) Revenue share subject to change in future. Since Zoomcar's transition to its current asset-light model Zoomcar's net revenue share is ~30% of GBV due to taxes, certain host incentives and uncollectibles being deducted from GBV, in addition to the Host revenue share. (2) Minimum 8 hours listing period

Zoomcar 13

Customer Profile + Use Case Illustrative 18 - 35 year olds form large majority Even demand split between weekdays/weekends Airport travel accounts for <10% bookings Diverse mix of vehicles (i.e. sedan, compact, SUV, etc.) Increasing trend toward entrepreneurs (2) Illustrative Host Profile/Use Case (1) 25 - 40 year olds form large majority % Out of City Intra - City Greater Metro - politan Areas (1) (1) Illustrative Guest Profile/Use Case (1) Single Car Retail Multi - Car Entrepreneur Fleet Operator % (1) Break up approximates historical Zoomcar use case data (2) Currently listing multiple vehicles (3) Testimonial video links: Video 01: https://youtu.be/cKUerBVKcLw Video 02: https://youtu.be/0V2ySfz6pH0 Video 03: https://youtu.be/nRYGmur5d34 Video 04: https://youtu.be/7uCM_Xw5cTI Video 01 Video 02 Video 03 Video 04 Footnotes Z oom c ar 14

Zoomcar's Proprietary Technology Stack Enables World Class Product Experiences for Customers[1]

3 Core Engineering Pillars Support Various Product Applications



Bluetooth permission needed

Mobile

- Vast array of payment options
- Digital checklist application for renters and Hosts
- Real-time scheduling for Hosts
- Mobile Software Development Kit (SDK) for enterprises



Inspection process

IoT

- 90%+ host vehicles IoT enabled
- Driver behavior monitoring
- Vehicle health parameter extraction
- Remote engine immobilization



Car Subscription
Starting at
Rs 22,450/mo

Micro-services

- Integration capabilities with OTAs*
- White-labelling for OEMs/lease cos
- Pricing/inventory integration for 3rd party use cases
- Segmentation at granular user level

Robust internal product tools consistently drive operating efficiencies on the platform

Intense focus on creating frictionless customer product experiences while providing maximum visibility and insights to all key biz stakeholders

Footnote
(1) Technology Proprietary; Registered IP includes 20+ trademarks and one patent pending

*Online Travel Aggregators

Zoomcar 15

Data Science Creates Differentiated Platform Focused on Continuous Improvement 1 Core focus on data science initiatives that add ROI to the customer and business: Revenue uplift Cost reduction 2 Customer experience (CX) improvement 3 Proprietary algorithms with unique business applications at global scale 4 Zoomcar has an IP portfolio consisting of 20 registered and 4 pending trademark applications, and 2 pending patent applications Applications Technology Biz Impact AI/ML Real - time driver scoring Predictive maintenance alerts Dynamic pricing Vehicle inventory matching Cost reduction (accident cost) Cost reduction Revenue uplift Revenue uplift C omputer Vision Vehicle damage detection Customer fraud detection ID matching/verification Accident monitoring CX improvement Cost reduction CX improvement Cost reduction Ongoing initiatives designed to build marketplace trust at scale 10 87 technical staff as of June 30, 2023 Z oom c ar 16

Emerging Market Car Sharing Industry is Fragmented without Strong Competitors

Operator[1]	# of Cities[2]	Geo Location	Asset Light Model	SaaS Platform	IoT Enabled
Zoomcar	50+	India	✓	✓	✓
Revv	22+	India	✗	✗	✗
Myles	21	India	✗	✗	✗
Mychoize	17	India	✗	✗	✗
Moovby	20+	Malaysia+ Indonesia	✓	✗	✗
Dryve	20+	Egypt	✓	✗	✗

Primary reasons for lack of competition

- High technology barrier to entry
- Significant capital investment required to build brand and operations
- Robust operational framework with experienced leadership required

Zoomcar's Favorable Competitive Market Dynamics[1]

- **~95% market share among India-based same-sector platforms with online presence[1]**
- Early mover and first to scale advantage
- Principal competition comes from traditional asset-heavy rental sector, vast majority of which has no online presence
- Leading brand awareness creates opportunity for higher profile
- First to scale advantage in Egypt and Indonesia
- Intense focus on building out proprietary technology for better customer experience

Footnotes

(1) Zoomcar estimate based on market intelligence and management estimates (2) Information based on company websites

Zoomcar 17

Strong Post - COVID Recovery in Demand and Marketplace Additions Q1 - 22 7.0 Q4 - 21 8.0 Q3 - 21 Q2 - 21 5.0 1.6 Q2 - 22 9.0 Q3 - 22 8.7 Q4 - 22 8.3 7 . 2 Q1 - 23 Q2 - 23 7 . 3 COVID related restrictions Focus on enhancing unit level pro itability COVID related restrictions 12,606 5,430 1,227 171 20,326 23,563 21,825 26,262 21,357 Recent Marketplace Traction (1) (# of cumulative registered Host vehicles) Jun - 21 Sep - 21 Dec - 21 Mar - 22 Jun - 22 Sept - 22 Dec - 22 Mar - 23 Jun - 23 Strong growth in Host additions driven by compelling earning potential for Hosts on platform Recent Demand Traction (2) (Quarterly GBV - $M) Footnotes (1) Represents cumulative registered Marketplace Host vehicles globally at the end of each month, net of terminations. (2) Represents the Gross Booking Value ($M) of unique trips completed within the quarter. Excludes subscription revenue. Z oom c ar 18

Zoomcar Has Assembled a World Class Management Team Built for Mass Scale Deepankar Tiwari Senior Advisor Investors Hiroshi Nishijima Chief Operating Officer Geiv Dubash Chief Financial Officer Greg Moran Co - founder and CEO Z oom c ar 19

Financial Overview Z oom c ar 20

EBITDA evolution driven by improved unit contribution margins and greater business scale Unit Economics Evolution ($/booking) Improving EBITDA Trajectory $16.5 $23 .2 $23.3 $23.9 $(23.6) Contribution margin improvement driven by higher trip durations, more personalized pricing, plus targeted improvements in key cost items plus incentive efficiencies Reduction in performance marketing, delivery fulfillment cost, and customer support cost Reduction in Host incentives with stronger mix of repeat Hosts and new Host referrals Elimination of fuel and toll reimbursements (3) Footnotes (1) Net Contribution represents booking level contribution margin for India market (GBV less Host revenue share, less all direct fulfillment costs, less direct marketing, cloud support costs and incentive payments). Assumes constant FX of INR 82 in all periods for comparability. (2) Estimated June 2023 based on operating results and accounting estimates. (3) Implemented on a permanent basis beginning June 2023, contributing to a one - month fully net contribution positive month during the 30 - day period ending June 30, 2023 $(8.8) $(7. 2) $(4.0) $3.2 Jun - 22 Sept - 22 Dec - 22 Mar - 2 3 Jun - 23 (2) Net Revenue/Booking ($) Net Contribution/Booking ($) $31.1 Z oom c ar 21 (1)

Attractive ATV to CAC Ratios on Guest Acquisition Footnotes (1) Average quarterly transaction value. Presented on a contant FX basis (INR 77 - 1 USD). (2) Guest CAC defined as all performance marketing spend incurred in period / FTU users acquired in the same period. (Guest CAC for Q2 - 21 normalized for COVID demand drop off) ATV driven higher by pricing optimization and longer duration ATV increasing steadily; Guest CAC stabilizing at sustainable level Q2 ‘23 Q1 ‘21 Q2 ‘21 Q3 ‘21 Q4 ‘21 Q1 ‘22 Q1 ‘23 $8 $8 $8 $7 $7 $4 $1 $6 $9 $5 $58 $57 $58 $55 $43 $53 $74 $89 $86 $79 Average Transaction Value (ATV) (1) Q2 ‘22 Q3 ‘22 Q4 ‘22 Guest Customer Acquisition Cost (CAC) (2) Z oom c ar 22

Host CAC is Declining with LTVs Stable to Growing Footnotes (1) Represents average lifetime GBV for each monthly cohort of Hosts at month six and cumulatively since inception (India only). Assumes constant INR:USD = 80 (2) Represents cost of acquisition (CAC) for Host cohort (India only). CAC includes referral fee + performance marketing costs + sign - on bonus, plus Host sales cost. CAC excludes IoT device costs as the cost is recovered from the Host in monthly chargeback payments. $603 $270 $634 $274 $718 $418 $747 $369 $813 $380 $816 $403 $772 $420 $821 $453 $842 $431 $834 $419 $776 $415 $77 1 $451 $860 $518 $733 $443 $813 $490 $77 1 $388 $995 $520 $1,079 $616 $1,070 $652 $1,033 $632 $1,022 $552 $186 $278 $243 $213 $188 $225 $238 $285 $246 $231 $245 $205 $203 $148 $108 $105 $66 $44 $63 $33 $26 $14 $14 $14 $19 $40 Cumulative 6 month GBV is growing with each subsequent Host cohort while CAC is declining Z oom c ar 23 Cumulative average Host GBV (6 months) (1) Cumulative average Host GBV (3 months) Host CAC (2) Host CAC decline due to reductions in average signup bonus, referral fees and performance marketing costs.

Anticipated Future Platform Scale From Robust Vehicle Supply Growth

Revenue Forecasts [1]


GAAP Revenue - $M
$8
$22
$72
CY'22
CY'23
(Est.)
CY'24
(Est.)

- Assumes Revenue growth driven by 85% increase in overall platform supply from Host vehicles in 2023 and 100% in 2024
- Greater relevance of supply and network density leading to increased booking conversion rate
- Improved guest frequency on account of better supply mix
- Demand and supply driven by strategic investments in brand marketing
- Growth in third party partnerships to improve distribution

Adjusted EBITDA Forecasts [1]

- Adjusted EBITDA expected to be breakeven by December 2023
- Guiding to mid-high single digit adjusted EBITDA margin for CY'2024

Footnotes

(1) Revenue and Adjusted EBITDA forecasts and assumptions included therein are forward- looking information, which represent management estimates as of June 2023 and are not a guarantee of future performance and actual results may differ. Many factors (known and unknown, including those summarized in this presentation) may affect realization of forecasts, as well as the information incorporated into such forecasts, including, without limitation, current estimates of GBV, vehicle supply and demand, platform participation and efficacy of marketing and other initiatives.

Zoomcar 24

Valuation and KPI Benchmarking Z oom c ar Source: Fact Set as of 7 / 21 / 2023 Note: ' NM' denotes multiples that are based on a negative denominator Ridesharing & Delivery 2023E 2024E 10.4% 15 . 9% 5.1% 7 . 0% 1.4x 1.2x 30.4x 18 . 0x 0.09x 2023E 2024E 39.1% 27.7% (4.8%) 2.6% 5.6x 4.3x 64.1x 27.8x 0.19x 3.6x 3.3x 18.4x 16.2x 0.32x 2024 E 2023 E 2023 E 2024 E 2023E 2024E 30.1% 27.0% (84.9%) (40.8%) 2.0x 1.5x 13 . 0% 6 . 9% Net Revenue Growth Rates 26 . 1% 25 . 4% EBITDA Margin EV / Net Revenue NM NM EV / EBITDA 0.07x 126.7% 233.6% (85.7%) 6.1% 23.4x 7.0x NM 115.2x 0.10x EV / Net Rev / G Emerging Markets $507M Enterprise Value Core Comparable $155M Enterprise Value High Growth Marketp laces (1) (1) Assumes $175M Mudrick Note and $64.3M in cash and cash equivalents 25

Transaction Overview

TRANSACTION HIGHLIGHTS

Deal Structure

- Zoomcar stockholders are expected to retain a majority of the outstanding shares of the Combined Company excluding the earnouts and any incremental capital raised

Valuation

- Transaction implies $507M pro forma enterprise value
  - Additional 20M share trading price based earnout available for Zoomcar stockholders
- Transaction implies $386M in merger consideration as described in the merger agreement

Financing

- $27M SPAC cash in trust before the impact of final redemptions
- $10M in a private convertible promissory note issued by the Company to the Ananda Trust
- $17M private placement of convertible notes by Zoomcar permitted pre-closing under merger agreement

SOURCES & USES

Sources	($M)
Zoomcar Rollover	$274
Zoomcar Warrant Shares (net settled)	112
Cash in Trust	27
Ananda Convertible Note	10
Total	**$423**

Uses	($M)
Equity to Zoomcar	$386
Cash to Balance Sheet	17
Transaction Expenses	20
Total	**$423**

PRO FORMA VALUATION

PF Shares Outstanding (M)	51.4
Share Price ($)	$10.00
PF Equity Value ($M)	**$514**
(+) Existing Debt ($M)	$10.0
(-) PF Cash ($M)	($17.1)
PF Enterprise Value ($M)	**$507**

Key Assumptions:

- $10M in net debt on Zoomcar balance sheet at closing of the business combination, before the impact of final redemptions
- 51.4M pro forma shares outstanding at $10.00 per common share.
- Pre-money market capitalization does not include 20M Zoomcar shares escrowed at closing with vesting 10M shares at each of $15.00/share and $20.00/share
- Assumes 88% redemptions from the $235M cash in trust at IPO. Excludes interest earned in the trust to date. SPAC cash amount subject to change depending on redemption levels and interest earned in the trust
- Charts and tables exclude SPAC warrants
- Outstanding Zoomcar options and warrants will be assumed by the combined company at closing

PRO FORMA OWNERSHIP

	Shares (M)	% Own.
(1) Zoomcar Rollover Equity	27.4	53.3%
(2) Zoomcar Warrant Shares (net settled)	11.2	21.8%
(3) Public Shareholders	2.7	5.3%
(4) Sponsor Shares	9.1	17.7%
(5) Ananda Trust	1.0	1.9%



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Zoomcar 26

Investment Highlights Review A Leading Car Sharing Marketplace with asset - light model Rapid Adoption with presence in 3 countries and 50+ cities Early - Mover Advantage for car sharing in emerging markets Proprietary Technology driving sustainable competitive advantage Strong User Engagement and growth upside in new and existing markets Robust Demand Recovery from COVID - 19 pandemic Experienced Leadership team with distinguished investors Z oom c ar 27

Appendix Z oom c ar 28

Glossary

	Metrics	Definition
1	Booking Fees (Post Discount) - A	Represents aggregate transaction fees (net of applicable discounts) charged and collected from the Renter before booking inception. Subject to revenue sharing with Host
2	Additional Revenue – B	Includes booking protection fees, booking extension / overtime charges and other post-booking inception fees charged to the Renter. Partially shareable with the Host
3	Guest + Host Platform Fees – C	Platform facilitation fees charged to the Host and Renter (not shared with Host). Currently not charged, to be implemented
4	Revenue Share to Host (60%) – D	Host share of booking fees and other applicable charges
5	Outstanding Collections – E	Amount of Additional Revenue charged to the Renter, but not collected as of the reporting date (treated as a contra-revenue item)
6	GST / VAT – F	Goods and Services tax (India) or Value Added Tax, payable by Zoomcar on the Net Revenue per booking calculated on the net charge to the Host for using the platform.
7	**Net Revenue per booking – G**	G = A + B + C – D – E – F
8	Payment Gateway Charges – H	Transaction charges paid to payment processor (e.g. Wallets, Visa, Mastercard, UPI, etc.)
9	Accident Costs – I	Cost for minor and major accidents incurred plus downtime while vehicle in use on Zoomcar platform.
10	Fulfillment + Customer Support – J	Ground fulfillment costs, delivery costs and customer support
11	**Gross profit per booking – K**	K = G – H – I – J
12	Performance Marketing Cost – L	Performance marketing per booking targeted at Renter (demand generation) + Host (supply generation)
13	Incentives - M	Reflects Host incentives, plus Referral and Sign-up Bonuses for new Hosts.
14	**Net Contribution Per Booking – N**	N = K – L – M

Zoomcar 29

Environmental + Social Impact is Central to Zoomcar’s Mission Environmental 1 Core car sharing rental model may eliminate the need for ~18 personal cars for each car shared on Zoomcar platform Equivalent to estimated 2.7M tons of CO2 removed at current platform strength; First digital mobility platform to introduce electric cars (2013) Platform has enabled 170K bookings on EVs to date includes completed bookings on EV 2 - Wheelers, and 4 - Wheelers to date 2 First digital mobility platform in India to introduce electric scooters (2018) 3 Plans to enhance EV penetration on the platform as market conditions allow Incremental sign up bonus incentives for EV vehicles on the platform Social Zoomcar is creating a network of micro - entrepreneurs through passive income creation Enables female economic empowerment Footnotes https://wrirosscities.org/sites/default/files/WRI_Carsharing_Vehicle_Sustainable_Mobility_Emerging_Markets.pdf https://escholarship.org/content/qt68g2h1qv/qt68g2h1qv.pdf?t=pz7fnc Z oom c ar 30

Potential Future Growth Initiatives Aligned to Accelerate Growth and Profitability Global Rollout of Marketplace Several new countries targeted for 2024 Develop partnerships with regional companies Continue to deploy leading edge customer facing products Inorganic Growth Opportunities Accelerate platform capabilities with tech focused M&A Target smaller competitors to accelerate marketplace growth Emerging markets will improve flywheel effect Africa, Latin America, and MENA target regions Platform for EV Deployments Strong collaboration possibilities with OEMs Partnerships with EV charging infra providers Higher margin vehicle opportunities for superhosts Z oom c ar 31

Operational Benchmarking (1) Assumes $175M Mudrick Note and $64.3M in cash and cash equivalents Emerging High Growth Market Platforms Marketplaces Median Median Ridesharing & Delivery Median Revenue CAGR 2021A – 2024E (%) Emerging Markets Ridesharing & Delivery High Growth Marketplaces 2024E EBITDA Margin (%) Emerging High Growth Ridesharing & Market Platforms Marketplaces Delivery Median Median Median (1) 6.6% 7.0% 6.5% 12.3% 12.1% 26.1% 39.2% 18.1% 10.8% 35.4% 11.2% 0.8% 1.5% 14.1% 3.6% 0.9% 7.0% 26.1% 2.6% (40.8%) (1) 6.1% 7.1% 14.3% 24.0% 25.2% 36.4% 4.5% 9.2% 12.0% 14.7% 21.6% 38.3% 40.4% 42.6% 47.5% 60.8% 69.6% 24.0% 12.0% 45.0% 16.5% 72.1% 32 Z oom c ar Source: Fact Set as of 7 / 21 / 2023

33 Z oom c ar Valuation Benchmarking (1) Assumes $175M Mudrick Note and $64.3M in cash and cash equivalents Enterprise Value / 2024E Revenue Multiple Enterprise Value / 2023E Revenue / Growth Multiple Emerging High Growth Market Platforms Marketplaces Median Median Ridesharing & Delivery Median Emerging High Growth Median Median Ridesharing & Market Platforms Marketplaces Delivery Median (1) (1) Emerging Markets Ridesharing & Delivery High Growth Marketplaces Source: Fact Set as of 7 / 21 / 2023 0.6x 0.8x 1.2x 3.5x 2.5x 3.3x 4.5x 2.2x 2.3x 8.8x 3.7x 8.8x 5.4x 3.2x 3.7x 4.8x 1.2x 3.3x 4.3x 1.5x 7.0x 0.08x 0.07x 0.09x 0.25x 0.17x 0.32x 0.46x 0.16x 0.18x 0.76x 0.17x 0.41x 0.22x 0.17x 0.19x 0.19x 0.09x 0.32x 0.19x 0.07x 0.10x

Risks related to Zoomcar’s business Zoomcar’s operating and financial forecasts, which are subject to various known and unknown contingencies and factors outside of Zoomcar’s control, may not prove accurate and Zoomcar may not achieve results consistent with management’s expectations. Zoomcar’s limited operating history and financial results make Zoomcar’s future results, prospects and the risks Zoomcar may encounter difficult to predict. The market for online platforms for peer - to - peer car sharing is relatively new and rapidly evolving. If Zoomcar fails to successfully adapt to developments in its market, or if peer - to - peer car sharing does not achieve general acceptance, it could adversely affect Zoomcar’s business, financial condition and operating results. Zoomcar’s revenue and net income may be materially and adversely affected by economic slowdowns or developments in the social, political, regulatory and economic environments in any regions that we operate. Zoomcar will require additional capital to support the growth of its business, which may not be available on terms acceptable to it, or at all. If Zoomcar does not continue to innovate or respond to evolving technological or other changes, demand for its platform and car - sharing services may decline. If Zoomcar is unable to attract and retain new Hosts and Guests in the markets in which it operates currently, or cannot expand its platform offerings into new markets, it will not be able to achieve profitability in the near term, if at all. Continuing effects of the COVID - 19 pandemic and related responsive measures have negatively impacted, and may continue to negatively impact, Zoomcar’s business, financial condition, operating results, as well as Zoomcar’s ability to pursue its strategic objectives in ways that Zoomcar cannot control or predict. Zoomcar’s success depends upon its ability to maintain favorable customer reviews and if Zoomcar’s reputation suffers, its business, financial condition and operating results may be adversely affected. If high - quality vehicles are not made available to Guests, or if Hosts do not provide vehicles that are in good operating condition, with as - advertised features, Zoomcar’s reputation and, consequently, its business, financial condition and operating results, may suffer. Actual or perceived security or privacy breaches could interrupt Zoomcar’s operations and negatively affect its reputation, and brand, which could adversely affect Zoomcar’s business, financial condition, and operating results. Geographic areas in which Zoomcar operates and plans to operate in the future have been and may continue to be subject to political and economic instability.The market in which Zoomcar participates is highly competitive and Zoomcar may be unable to compete successfully with current or future competitors. Zoomcar’s business is subject to certain laws and regulations in the jurisdictions it operates, many of which are currently evolving, and the risk of unfavorable interpretations or failure to comply with such laws and regulations could harm Zoomcar’s business, financial condition and results of operations. Zoomcar relies on mobile operating systems and application marketplaces to make its platform available to Hosts and Guests, and failure to effectively operate with or receive favorable placements within such application marketplaces could adversely affect Zoomcar’s business, financial condition and operating results. Infringement upon Zoomcar’s intellectual property rights could harm Zoomcar’s business, financial condition and operating results. Zoomcar may incur liability for the activities of Hosts or Guests, which could harm Zoomcar’s reputation, increase its operating costs, and adversely affect Zoomcar’s business, financial condition and operating results. Zoomcar is subject to risks associated with operating in rapidly evolving emerging markets, including in Southeast Asia. Increases in food, labor, energy, and other costs or limitations on availability of vehicles in markets in which Zoomcar operates could adversely affect Zoomcar’s business, financial condition and operating results. 34 Z oom c ar